As filed with the  Securities  and  Exchange  Commission  on January 29, 1999.

                                                   Registration No. 333-56083
 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933


                          TOP SOURCE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                              84-1027821
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                             Identification No.)

          7108 Fairway Drive, Suite 200, Palm Beach Gardens, FL 33418
                                                   (561) 775-5756
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mr. William C. Willis, Jr., President
                           TOP SOURCE TECHNOLOGIES, INC.
                           7108 Fairway Drive, Suite 200
                           Palm Beach Gardens, FL  33418
                           (561) 775-5756

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copy to:

                           Michael D. Harris, Esq.
                           Michael Harris, P.A.
                           1645 Palm Beach Lakes Boulevard, Suite 550
                           West Palm Beach, Florida  33401
                           (561) 478-7077

         Approximation date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                        [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box
                                                        [X]


                                          CALCULATION OF REGISTRATION FEE

                                                           Proposed               Proposed
                                                            maximum                maximum
Title of each class                                        offering               aggregate             Amount of
  of securities                     Amount to be           price per              offering            registration
to be registered                     registered              share                  price                 fee

Common Stock                         2,280,937(1)        $1.032(2)         $2,353,926.98              $______(3)
($.001 par value)




         TOTAL REGISTRATION FEE                                                                       $______(3)

-----------------------------------------

(1) Consists of 387,554 shares of common stock issued in connection with the conversion of $150,000 of 5% Series A Convertible Preferred Stock ("Series A Preferred"), 1,250,000 shares of common stock to be issued upon conversion of $350,000 of Series A Preferred, 120,000 shares of common stock to be issued as dividends to holders of Series A Preferred and 523,383 shares of common stock to be issued upon exercise of warrants.

(2) Estimated solely for the purpose of computing the registration fee based on the average of the high and low price of the Registrant's common stock in the consolidated reporting system on the American Stock Exchange on June 1, 1998.

(3) The registrant previously paid in connection with the initial filing of this registration statement covering 3,500,000 shares of common stock. Because of the redemption of one-half of the Series A Preferred, the number of shares of common stock covered by this registration statement has been reduced even though an additional 273,383 shares of common stock, issuable upon exercise of additional warrants, have been added.




         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                           TOP SOURCE TECHNOLOGIES, INC.
                                               CROSS REFERENCE SHEET

Form S-3 Item Numbers and Caption                                                 Heading in Prospectus
1.       Forepart of the Registration Statement and
           Outside Front Cover of Prospectus....................................    Cover  Page  of  Form  S-3  and
                                                                                    Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of
           Prospectus...........................................................    Inside  Front and Outside  Back
                                                                                    Cover Pages of Prospectus

3.       Summary Information, Risk Factors......................................    Not Applicable and
         and Ratio of Earning to Fixed Charges..................................    Risk Factors

4.       Use of Proceeds........................................................    Cover Page of Prospectus

5.       Determination of Offering Price........................................    Cover Page of Prospectus

6.       Dilution...............................................................    Not Applicable

7.       Selling Security Holders...............................................    Selling Stockholders

8.       Plan of Distribution...................................................    Cover  Page of  Prospectus  and
                                                                                    Plan of Distribution

9.       Description of Securities to be Registered.............................    Documents    Incorporated    by
                                                                                    Reference  and  Description  of
                                                                                    Series    A    Preferred    and
                                                                                    Warrants

10.      Interests of Named Experts and Counsel.................................    Legal Matters and Experts

11.      Material Changes.......................................................    Recent   Developments  and  Pro
                                                                                    Forma    Condensed    Financial
                                                                                    Information

12.      Incorporation of Certain Information By Reference......................    Documents    Incorporated    by
                                                                                    Reference
13.      Disclosure of Commission Position on ..................................    Part II
         Indemnification for Securities Act Liabilities

14.      Other Expenses of Issuance and Distribution............................    Part II

15.      Indemnification of Directors and Officers..............................    Part II

16.      Exhibits and Financial Statement Schedules.............................    Part II

17.      Undertakings...........................................................    Part II


                                   PROSPECTUS

                          TOP SOURCE TECHNOLOGIES, INC.
                         760,937 Shares of Common Stock


         This  Prospectus  relates to an aggregate  of 760,937  shares of common stock, $.001 par value per share (the "Common Stock"), of Top Source Technologies, Inc. (the "Company") being offered for sale by certain stockholders and warrantholders of the Company (the "Selling Stockholders").
These shares consist of 387,554 shares acquired in connection with the recent conversion of the outstanding 5% Series A Convertible Preferred Stock (the "Series A Preferred"), and 348,383 shares issuable upon the exercise of two classes of warrants (the "Warrants"). Of the Warrants, 100,000 are currently exercisable at $1.10 per share and 248,383 are exercisable at approximately $1.78 per share. In May 1998, the Company sold to two foreign purchasers (the "Purchasers"), which are two of the Selling Stockholders, an aggregate of 1,000 shares of Series A Preferred for $1,000,000 (one-half of which has been redeemed) and issued Warrants to purchase 250,000 shares of the Company's Common Stock (100,000 of which are currently exercisable) exercisable at $1.10 per share ("Class A Warrants") to the Purchasers and three other corporations designated by Intercontinental Holding Company, Ltd., the Placement Agent. In December 1998, the Company and the Purchasers modified the Series A Preferred resulting in the Company issuing an additional 25,000 Warrants exercisable at approximately $.89 per share (the "Class B Warrants"). The Company restructured its outstanding $3,020,000 9% Convertible Notes (the "Notes") and issued to certain noteholders Warrants to purchase shares of the Company's Common Stock exercisable at approximately $1.78 which price is $1.00 above market on the date of the agreement ("Class C Warrants"). See "Recent Developments". The Series A
Preferred and Warrants were issued to accredited investors pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act") and Rule 506 thereunder. The Company was required to register the underlying shares of Common Stock. See "Description of Series A Preferred and Warrants".

         As of the date of this Prospectus, the Company's officers and directors beneficially own approximately 2.3% of the Company's Common Stock. Based upon information available to the Company, the only stockholder beneficially owning 5% or more of the Company's Common Stock is a registered investment advisor. According to a Schedule 13-G filed by the investment advisor on January 23, 1998, as the result of investment power over the accounts of its clients, the advisor and its affiliates are the beneficial owners of 7.3% of the Company's Common Stock, none of which are being offered for sale pursuant to this Prospectus. The Company has no current information concerning the current beneficial ownership of this investment advisor. On January 22, 1999, the closing price of the Company's stock on the American Stock Exchange was approximately $.8125.

         All of the shares of Common Stock are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $574,372 in connection with the exercise of the 373,383 Warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes. All of the expenses of this offering, estimated at $32,000 will be borne by the Company.

         The Company has been advised by the Selling Stockholders that the Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") , and any commissions received by them may be deemed to be underwriting compensation.


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith to files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants including the Company that file electronically with the Commission. The address of the site is http:\\www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 7108 Fairway Drive, Suite 200, Palm Beach Gardens, Florida, 33418-3757, (561) 775-5756.

                       DOCUMENTS INCORPORATED BY REFERENCE


         On October 6, 1992, the Company's change of domicile merger from Colorado to Delaware became effective. Top Source, Inc., a Colorado corporation merged into its wholly-owned subsidiary Top Source Technologies, Inc., formerly known as Top Source, Inc., a Delaware corporation. The specifics of the merger are described in the Form 8-B filed with the Commission on November 14, 1992, which is specifically incorporated by reference into this Prospectus. As a result of the change of domicile merger, the Form 8-A which is incorporated by reference herein, was filed with the Commission by the Company's predecessor, Top Source, Inc., a Colorado corporation.

         The  following   documents   filed  with  the   Commission  are  hereby
specifically incorporated by reference into this Prospectus:

         (a) The Company's annual report on Form 10-K, as amended, for the fiscal year ended September 30, 1998 and all amendments thereto;


         (b) The Company's proxy statement dated November 6, 1998 and Supplement dated November 23, 1998 filed pursuant to Section 14 of the Exchange Act;

         (c) The description of the Company's Common Stock filed by the Company predecessor, Top Source, Inc., a Colorado corporation, which is contained in the Registration Statement on Form 8-A filed on March 12, 1992, File No. 1-11046, including any amendments or reports filed for the purpose of updating such description;

         (d) The description of the Company's change of domicile merger which is contained in the Registration Statement on Form 8-B filed on November 14, 1992 and any amendments and reports thereto; and

         (e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K for the year ended September 30, 1998.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in a supplement hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS


         The shares of Common Stock of Top Source Technologies, Inc. (the "Company") involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision. All statements, trend analysis and other information contained in this Prospectus relating to the proposed sale of the assets (the "Assets") of Top Source Automotive, Inc. (the "Proposed Transaction"), the future profitability of Top Source Automotive, Inc. ("TSA"), Top Source Instruments, Inc. ("TSI"), future operating results, the ability of the Company to achieve profitability, development of the Company's new on-site oil analyzer ("OSA-II"), the receipt of future orders for the sale of overhead sound systems ("OHSS") from DaimlerChrysler AG ("Chrysler"), the strategic alliance formed with Flying J, Inc. ("Flying J") and the potential revenues which may arise therefrom, the ability of the Company to enter into additional strategic alliances or develop new technologies and the Company's future compliance with debt covenants as well as other statements including words such as "seek", "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this Prospectus. Some or all of the results anticipated by these forward-looking statement may not occur since these statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those identified in this "Risk Factors" section as well as the following: the ability of the buyer of TSA to close the necessary financing; potential changes by Chrysler in the placement of its speakers in Jeep? Wranglers or decline in production levels at Chrysler for vehicles installing OHSS; the Company's ability to market OSA-IIs; the acceptance of the OSA-II technology by the marketplace; a general tendency of large corporations not to change from known technology to emerging new technology; the reliability of the OSA-II technology over an extended period of time; the Company's ability to attract additional strategic partners for OSA-II and for TSA if the Company is unable to sell it; and other matters which may increase the Company's current losses.

         Historical Losses. Since inception, the Company has never reported income from operations. As of September 30, 1998, the Company had a retained earnings deficit of $(28,791,487). The Company has provided cash to support its operations from the income generated by TSA, the sale of the assets of United Testing Group, Inc. in 1996, the sale of securities pursuant to private placements and the exercise of stock options and warrants and from borrowings from institutional lenders. As described below, TSA has lost and is losing substantial revenues from Chrysler and the Company has entered into the Agreement to sell TSA. See "- Change in Business of the Company - Loss of
Operating Income" and "Recent Developments - Sale of TSA". TSA will remain profitable in spite of its loss of revenues from Chrysler, unless Chrysler discontinues or materially reduces its business relationship with the Company beyond that described below in the risk factor entitled "- Dependence on Chrysler". The Company has shifted its primary focus toward the sale of its OSA-II which the Company has just completed developing. However, the Company has generated only limited revenues from the sale and lease of first generation on-site oil analyzers ("OSA-Is"). Revenue for TSI for the year ended September 30, 1998 was $392,653. The identifiable assets relating to the oil analysis services segment were approximately $3,944,000, which includes the net value of the capitalized database of $2,073,000 at September 30, 1998. In order to achieve profitability, for which no assurances can be given, the Company is relying upon its ability to market and sell OSA-IIs in sufficient numbers to pay the Company's substantial fixed and other expenses. The Company believes that its marketing efforts will be successful. However, if the Company is unable to meet its goals or to have the necessary resources to sustain its marketing activities it could have a material adverse effect on the Company's business, the carrying value of the above listed assets, and the financial condition of the Company. The Company will continue to evaluate the success of the new marketing efforts as well as the carrying value of the related assets. There can be no assurances that the Company will be profitable from operations in the future.

         Reliance on On-Site Oil Analyzer. For several years, the Company has concentrated on sale and marketing of its first generation OSA but with only limited success. Since June 1997, under the direction of the Company's new president, the number of OSA-Is (and OSA-IIs) used by customers has increased. Additionally, the Company augmented its technical expertise by the hiring of Dr. John Coates who has developed the second-generation machine OSA-II. The OSA-II is substantially smaller, quicker and less expensive than the OSA. Moreover, the OSA-II does not require the Company to rely upon an outside corporation to manufacture or assemble the machines. Because the Company is relying upon one product, there is a substantially increased degree of risk to investors.

         Development of OSA-II. The Company recently completed the development of the new OSA-II and in August 1998 completed the assembly of and shipped the first seven OSA-IIs. However, as with the development of any new product, unforeseen delays occur and problems may be discovered. Sophisticated computer software and complex machines often encounter developmental difficulties or "bugs" which only become apparent subsequent to widespread commercial use. Problems which may arise in the operation of the OSA-IIs could have a material adverse effect upon the Company's future operations.

         Inability to Market OSA-IIs. The Company has devoted substantial resources and different approaches to marketing the OSA-Is. Although the Company's marketing efforts over approximately the last 18 months have increased the number of OSA-Is being used, the Company has only received orders for tests or leases of multiple machines from four companies. Most recently, in November 1998, the Company entered into a strategic alliance with Flying J which includes an initial order of 10 OSA-IIs and the potential purchase of an additional 90 OSA-IIs. See "Recent Developments - Formation of Strategic Alliance with Flying J". In July 1998, the Company announced that a leading operator of retail tire stores agreed to install one OSA-II unit in each of seven locations in Jacksonville, Florida for a six-month trial. The units were shipped in August and began generating nominal revenue in early September as anticipated. The initial acceptance at the customer sites has been slower than anticipated. The Company is working with the customer to refine market concepts. The customer and the Company believe that the level of interest is sufficient to warrant continuing the revenue-generating test for the immediate future. In August 1998, the Company also announced a new test with a large insurance company, which has will to provide warranty coverage for automobiles which are successfully evaluated using the OSA-II at the Florida sites and at one other location. Additionally, in August 1998, the Company announced that it had entered into an agreement with Speedco, Inc. ("Speedco") to lease 13 OSA-IIs to be placed at various Speedco truck oil change service centers. Previously, the Company had leased four OSA-Is to Speedco on a test basis. These four OSA-Is will be replaced by four of the 13 OSA-IIs. The other multiple order consists of a short-term lease for five OSA-Is in place at different locations at maintenance facilities for a large truck engine manufacturer in the United States. Without the receipt of numerous orders for multiple OSA-IIs and the generation of revenue by end-users it is not likely that the Company can profitably market and sell OSA-IIs.

         Dependence on Chrysler. Historically, the Company has derived almost all of its revenues from the sale of OHSS to Chrysler by TSA. In 1997, Chrysler discontinued using the OHSS on its Jeep(R) Cherokee vehicles. In November 1998, Chrysler discontinued producing its Jeep(R) Grand Cherokee Ltd. Plus which is the only model that uses the OHSS. TSA expects to continue assembling the OHSS for the Jeep(R) Wrangler through at least model year 2002. There can be no assurances that Chrysler will continue to order OHSSs from TSA. If Chrysler discontinues using the OHSS on the Jeep(R) Wrangler and the Proposed Transaction is not consummated, it will have a material adverse effect upon the Company at least until the Company generates significant revenues from OSA-II.

         Change in Business of the Company - Loss of Operating Income. The sale of TSA Assets will result in a major change in the nature of the Company's business. For the fiscal years ended September 30, 1997 and 1998, TSA reported $16,580,270 and $10,815,205, respectively, in revenue or approximately 97.6% and 96.5%, respectively, of the Company's consolidated revenue. TSA's operating income, including the corporate overhead allocation was $3,091,161 and $1,071,657 for such periods; the Company reported operating losses of $(3,304,057) and $(5,529,562) for such periods. Assuming consummation of the Proposed Transaction, the Company's sole remaining operating subsidiary will be TSI which reported approximately $403,853 and $392,653 of revenues in the years ended September 30, 1997 and 1998, respectively. Because TSA has been profitable, the Company has utilized those profits to develop the OSA and OSA-II and to meet the Company's other working capital needs including corporate overhead. To date, the Company has only sold five OSA-Is and 10 OSA-IIs and has not entered into any long-term leases of OSA-Is or OSA-IIs. While management believes the proceeds from the sale of Assets will permit the Company to pay its indebtedness and provide working capital to meet current operating losses of TSI, the loss of TSA income will eliminate future contributions to working capital and could adversely affect the Company's long-term financial condition. The Company will be required to meet its future working capital needs from anticipated cash flow from TSI or additional financing. There can be no assurances that TSI will achieve positive cash flow during fiscal 1999 or that the Company will obtain the necessary financing.

         Change in Short-Term Financial Condition. The proceeds from the sale of the Assets will substantially improve the Company's short-term financial condition and liquidity by significantly increasing working capital. The Company's results of operations could be materially and adversely affected for the short-term if the sale is consummated due to the loss of TSA profit contribution. However, the loss of revenues and income from the sale of the TSA Assets will be partially offset by projected annual debt service savings and corporate overhead savings including reduced audit fees, travel costs and other efficiencies. See "Pro Forma Condensed Financial Information of the Company." The funds available from the sale of TSA Assets will be necessary to sustain TSI and pay the Company's corporate overhead until TSI is able to generate substantial revenues and reduce its operating losses. With the improvement in short-term liquidity, the Company believes it will have sufficient working capital to successfully market its OSA-IIs over the long-term. No assurances can be given that the Company will have sufficient working capital or that it will be successful in marketing OSA-IIs.

         Failure of Proposed Transaction to Close. There can be no assurances that all of the conditions to the Proposed Transaction will be satisfied and that it will be consummated. A major condition of the Agreement is that NCT Audio Products, Inc. (the "Buyer") complete a financing of at least $6,500,000 (the "Financing"). The Buyer's parent is a publicly-traded company whose common stock trades on the Nasdaq National Market System under the symbol "NCTI". There can be no assurances that the Buyer will complete the necessary Financing. Failure to consummate the Proposed Transaction will not result in any additional material expenses of the Company beyond the approximately $227,500, which has been expensed through the quarter ended December 31, 1998.

         Changing Technology; Competitive Factors. The OSA-Is represent a technological breakthrough affecting the oil analysis industry. Oil analysis is a 50-year old technology, which is widely used for diagnostic and preventative maintenance programs for equipment by various industries. Essentially, the OSA-Is analyze (and the OSA-IIs are designed to analyze) oil at the end user's location thereby avoiding the need to send petroleum samples to a central laboratory. The OSA-Is and OSA-IIs utilize complex computer software. In general, the computer industry is subject to rapid and significantly changing technology including potential introduction of new products and technologies, which may have a material adverse impact upon the Company's ability to market and sell OSA-IIs. Although the Company believes that it has a significant advantage over potential competitors as a result of its experience over a five-year period with the OSA-Is, the Company's proprietary database and the proprietary nature of the resulting technology including the development of the OSA-IIs. No assurances can be given that either a comparable or more advanced on-site oil analyzer will not be developed in the future by one or more third parties.

         Patents and Proprietary Information. Historically, the Company generated almost all of its revenue from products subject to patents and patent applications exclusively licensed to the Company. TSA has relied upon the sale of its OHSS enclosures, which are covered by a patent license limited to the United States and Canada. The Company has obtained patents covering various features of the OSA-Is which are applicable to the OSA-IIs. The Company has applied for additional patents covering various features of the OSA-IIs. In addition, steps have been taken to protect trade secrets through appropriate confidentiality agreements. There can be no assurances that the patent applications for the OSA-II will be granted. The failure by the Company to obtain patents and protect its respective trade secrets could have a material adverse effect on the Company by increasing the likelihood of competition. In addition, other companies may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect to them. Although the Company believes that the software for the OSA-Is and OSA-IIs has been independently developed by it, and that such technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurances that the Company will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to commercialize the OSA-IIs. Patent and technology disputes are common with high technology products and services.

         New Technologies and Other Considerations. In order to expand its current product line, the Company may continue to seek new technologies and products. This aspect of the Company's business involves a number of special risks. Because of these risks, the Company will seek capital input and strategic partners to sell equity in suitable products and technologies to these partners in order to reduce the risks to investors. Also, the Company will seek to avoid substantial and long-term expense associated with the necessary research and development. Assuming that the Company is able to enter into agreements with such partners and that those partners will be able to carry out the necessary research and development, there is the risk that the technologies will not perform as expected or be cost effective. Assuming successful research and development, there remains the risks of being able to market the products and locate industry partners or others able to manufacture the products according to stringent quality control standards and in a viable economic manner. There can be no assurances that the Company will be able to successfully locate such technologies and if so, will be able to find strategic partners able to develop and market new technologies. Finally, there is the risk that while the Company is seeking to commercialize a new technology, a competitor will develop technologies which are more commercially viable thereby reducing the viability of the Company's products.

         Anti-Takeover Considerations. The Company's Restated Certificate of Incorporation (the "Certificate Provisions") contains various provisions designed to deter a third party from launching a hostile takeover for the Company. In addition, the Company has adopted a Shareholder Rights Plan (the "Rights Plan"). In this Prospectus, the Certificate Provisions and the Rights Plan are collectively referred to as the "Anti-Takeover Provisions". The
Certificate Provisions consist of: (i) empowering the Board of Directors (the "Board"), without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, with such designations, preferences, special rights, qualifications, limitations and restrictions as the Board may determine; (ii) establishing a classified Board whereby election of the directors is staggered and each year approximately one-third of the directors are elected for a three year term; (iii) making it difficult to remove directors for "cause" by requiring a super-majority vote of either: (1) 75% of the stockholders, or (2) 66-2/3% of the stockholders and the majority of the "disinterested directors"; (iv) providing that stockholder action taken by written consent in lieu of a meeting is prohibited unless such consent is signed by the holders of at least two-thirds of the stock; and (v) restricting stockholder nomination of directors to any stockholder with the power to vote at least 15% of the outstanding voting securities of the Company who timely complies with specific notice procedures. In connection with the Rights Plan, the Board declared a dividend of one Preferred Stock Purchase Right (the "Rights") for each outstanding share of the Company's Common Stock. The Rights permit the holders (stockholders of the Company) to purchase Series A Junior Preferred Stock. Holders of Rights have the right to acquire stock of the Company or an "acquiring entity" at one-half of market value. The Rights only become exercisable in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of the Company's voting stock. These Rights may be redeemed by the Company at $.01 per Right prior to the close of business on the 15th day after a public announcement that beneficial ownership of ownership of 15% or more of the Company's voting stock has been accumulated by single acquiror or group (with certain exceptions), under specified circumstances.

         The Anti-Takeover Provisions generally make it more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock because it is more difficult to remove the incumbent Board. Thus, the Anti-Takeover Proposals have the affect of: (i) entrenching incumbent management, and (ii) discouraging a third party from making a tender offer at a premium over the market price or otherwise attempting to obtain control of the Company even though such an attempt could be desired by a substantial member of the Company's stockholders. The Anti-Takeover Provisions were not intended to prevent a takeover of the Company on terms which are beneficial to the stockholders and will not do so. They may, however, deter an attempt to acquire the Company in a manner or on terms that the Board determines not to be in the best interest of its stockholders.

         Dependence on Key Personnel. The Company is currently dependent upon the efforts of the key members of its management team consisting of Mr. William
C. Willis, Jr., the Company's President and Chief Executive Officer, and Mr. David Natan, the Company's Chief Financial Officer. In addition, the Company is dependent upon Dr. John Coates, its Director of Technology, who is in charge of the group which developed the OSA-II. In the event that one or more of these persons ceases to be employed by the Company, it may have a material adverse effect upon the Company.

         Competition. Competition in the automotive business and the oil analysis business is intense. With regard to TSA's OHSS business, interior trim suppliers have a substantial competitive advantage as a result of their relationships with automobile manufacturers and their substantially greater degree of financial strength, management depth and engineering expertise. By offering automobile manufacturers the opportunity to deal with one primary supplier, an interior trim supplier can offer alternative speaker placement and thereby competes directly with the Company. With regard to the OSA-II, while the Company is not aware of any other business that markets and sells an on-site oil analysis instrument, the Company's oil analysis subsidiary, TSI, competes with various oil analysis laboratories located throughout the United States. These laboratories offer service through Federal Express or other express delivery couriers and provides facsimile or other rapid delivery of oil analysis reports to the customers.
                               RECENT DEVELOPMENTS

Sale of TSA

         On August 14, 1998, the Company and TSA entered into an agreement, as amended (the "Agreement") with the Buyer through which the Buyer agreed to purchase TSA for a minimum of $10,000,000 and up to an additional $6,000,000 representing additional compensation (the "Earn-Out.")

         The Company believes that the current aftermarket and other OEM production line initiatives in process for OHSS will result in additional revenues that will enable the Company to achieve the full $6,000,000 Earn-Out over the two-year period following the Closing. However, no assurances can be given. If earned, for the first year following the Closing ("Year One"), the Buyer shall pay TSA an Earn-Out of up to $3,000,000 and a cumulative amount of up to $6,000,000 for Year One and the 12-month period subsequent to Year One ("Year Two").

         The Earn-Out in Year One shall be equal to the amount by which the product of four and one-half times EBITDA, as defined, for Year One exceeds $8,000,000. As used in the Agreement, "EBITDA" means income before interest, taxes, depreciation and amortization of the Buyer's subsidiary acquiring the Assets ("New TSA"). The Agreement further provides that EBITDA shall be based solely upon the operations of New TSA based upon operations consistent with the historical operations of TSA and excluding items of income or expense such as non-recurring items, extraordinary items, intercompany items and other items of income and expense which are not consistent with such past practice.

         In effect, to the extent that in Year One the cash flow of New TSA times four and one-half exceeds $8,000,000, the Buyer shall pay the Earn-Out up to the maximum of $3,000,000. The Year Two Earn-Out shall be equal to the amount by which the product of four and one-half times EBITDA for Year Two exceeds the greater of: (i) Year One EBITDA times four and one-half, or (ii) $8,000,000. The maximum Year Two Earn-Out calculated using this formula is $6,000,000 minus the Year One Earn-Out.

         The Company anticipates that the sale of Assets will close in the first calendar quarter of 1999. However, assuming it had closed in December 1998, and assuming no changes to TSA's revenues and expenses after the closing, no Earn-Out payment if calculated on a pro-forma basis would have been earned by the Company. The Company believes that current after-market and other OEM production line initiatives in process for OHSS will result in additional revenues that will enable the Company to achieve the full $6,000,000 Earn-Out over a two-year period after closing. However, no assurances can be given.

         The Buyer paid the Company $1,450,000 as a non-refundable deposit in June 1998 and an additional $2,050,000 on December 15, 1998 when the Company's stockholders approved the sale. As a result, the Buyer became the owner of 20% of TSA. Pursuant to the Agreement, the Buyer had the exclusive right to purchase the Assets of TSA at any time through March 31, 1999. However, because the Proposed Transaction failed to close by December 31, 1998, the Buyer had a one-week option to cancel its exclusive right to purchase the Assets of TSA and as consideration receive an additional 15% of TSA Common Stock. The Buyer failed to provide notice to the Company. The Buyer remains the owner of 20% of TSA Common Stock and retains the exclusive right to purchase the Assets through March 31, 1999.

         Under the terms of the Agreement, the Buyer has agreed to assume all of TSA's liabilities subject to the limitation that such liabilities not exceed the amount of inventory owned by TSA, and pay the Company $10,000,000 (or $6,500,000 in addition to the $3,500,000 described above).

         In about mid-February 1998, management began discussing with the Buyer the possibility of the Buyer acquiring TSA. These discussions arose after initial discussions with the Buyer concerning a proposed strategic alliance between the two companies. The Company and the Buyer began exchanging letters of intent beginning in early April 1998 which negotiations continued periodically over the next several weeks until an initial letter of intent was signed on April 17, 1998. The Buyer agreed to pay $16 million subject to completion of due diligence. The Company supplied the Buyer with substantial documentation, and the Buyer's representatives made two trips to Troy, Michigan to review TSA's operations. As the discussions with the Buyer became more serious and as the Buyer conducted its due diligence, the Company and its financial advisor, Morgan Keegan & Company, Inc. ("Morgan Keegan"), continued preliminary discussions with a number of potential purchasers, none of which ultimately led to more serious negotiations. During the course of these discussions, the Company and Morgan Keegan contacted approximately 135 third parties. None of these potential purchasers expressed any interest in acquiring TSA.

         As a result of its investigation, the Buyer focused on the changes to the business of TSA and reduced the purchase price to a base of $10 million cash with a potential Earn-Out of $6 million. This reduced offer was presented to the Company in June 1998 and approved by the Company's Board on June 16th. Previously, the Buyer signed the non-binding letter of intent on June 9th and the Company received a non-refundable deposit on June 11th. On June 16th, the Board also directed management to pay for and obtain the fairness opinion from Morgan Keegan. Its approval of the Proposed Transaction was subject to its review of and satisfaction with the fairness opinion. Subsequent to the June 16th Board meeting, the Company retained Morgan Keegan to evaluate the Proposed Transaction and determine whether, in its opinion, the consideration to be received by the Company and the Proposed Transaction was fair to the Company from a financial point of view.

         Although legal counsel for the Company and the Buyer did not participate in the negotiations for the letter of intent, they did participate in the review of it. Moreover, commencing on June 3rd, counsel for the Company and the Buyer commenced periodic negotiations of the terms and provisions of letter of intent and the Agreement. On June 20th, the Company submitted to the Buyer, , the first draft of the Agreement. After receiving comments, the Company's counsel submitted a second draft of the Agreement on July 12th; additional comments were received on July 22nd and corrected pages provided to the Buyer's counsel on July 23rd.

         On July 30th, an escrow agreement was executed and on July 31st the Buyer paid $2,000,050 into escrow. Also on July 31st, the Buyer advised the Company that it would not be in a position to complete the Proposed Transaction unless it had the option to pay up to $2,500,000 by issuing a short-term note. The parties did not agree to the terms of any security. On August 4th, the Company supplied another draft of the Agreement to the Buyer. On August 6th, the Buyer's counsel supplied comments on the latest draft of the Agreement. Because the escrow agreement required the escrow agent to return the $2,050,000 if requested by the Buyer on August 7th, the parties amended the escrow agreement to extend the Buyer's time to request a return of the escrow deposit until August 13th. The parties continued to discuss the issue of security for the Buyer's note through August 11th when they agreed to defer the type of security until a later date. Additionally, management of the Company and the Buyer agreed upon additional changes to the Agreement on August 11th. Discussions continued on August 12th at which time the Buyer agreed to modify the escrow agreement to maximize the federal income tax consequences to the Company. Final changes to the Agreement were made on August 12th and August 13th, agreed upon by the Buyer on August 13th and the parties executed the Agreement on August 14, 1998. The Agreement was amended on October 7, 1998 to eliminate the option of issuing the Buyer's note and requiring an all cash payment.

Changes in Capitalization

         The Company recently sold $3,500,000 of its Series B Convertible Preferred Stock ("Series B Preferred") to two trusts in which Mr. G. Jeff Mennen, a director of the Company, is a co-trustee and sole trustee, respectively, and the beneficiaries of which are members of Mr. Mennen's immediate family (the "Mennen Trusts"). The Series B Preferred is convertible on or after November 1, 1999 into a number of shares of Common Stock computed by dividing the stated value of $1,000 per share (the "Stated Value") by 85% of the closing bid price of the Common Stock on the previous trading day (the "Conversion Price"). The Company shall have the option to redeem the Series B Preferred at 110% of Stated Value plus accrued dividends at any time before April 30, 1999 and at a price of 115% of Stated Value plus accrued dividends commencing on May 1, 1999 and expiring on October 27, 1999. The Series B Preferred pays a dividend of 9% per annum in cash. As part of the agreements with its lenders described below, the Company obtained permission to pay cash dividends to the Mennen Trusts. However, if in the future the Company is unable to pay cash dividends, they shall be payable in shares of Common Stock. The aggregate number of shares of Common Stock to be issued to the Mennen Trusts in such event shall equal the sum of: (x) the amount of the dividend per share (or $90 per annum) divided by the Conversion Price plus (y) 25% of the amount obtained in clause (x), which sum shall be multiplied by 3,500. As additional consideration, the Company issued to the Mennen Trusts Warrants to purchase 350,000 shares of the Company's Common Stock ("Class D Warrants") exercisable over a 10-year period at a price of approximately $1.94 per share (or $1.00 above the closing price on the day of consummation of the Series B Preferred sale transaction). Additionally, if the Series B Preferred has not been redeemed or converted into Common Stock on or before May 1, 1999 (which conversion requires the Company's consent), the Company shall issue to the Mennen Trusts an additional 50,000 10-year Warrants exercisable at a price of $.50 per share above the closing price of the Company's Common Stock on April 30, 1999 ("Class E Warrants"). Not later than November 30, 1999, the Company has agreed to file a registration statement to cover the public sale of the shares of Common Stock issuable on conversion of the Series B Preferred and exercise of the Class D and E Warrants as well as the Class F Warrants described below. The Company consummated this transaction after diligently and actively seeking alternative financing sources and concluding that the proposal was superior to competing offers available in strict arms-length transactions. The Board voted unanimously to approve the sale of the Series B Preferred with Mr. Mennen abstaining. The shares of Common Stock underlying the Series B Preferred and the Class D and E Warrants underlying are not covered by this Prospectus and may not be resold pursuant to this Prospectus.

         In January 1998, the Company recognized it might in fiscal 1998 violate a covenant contained in $3,020,000 of Subordinated Convertible Notes (the "Notes") issued in 1995. In order to assure the Company's auditors that the Company had the ability to comply with this financial covenant, Mr. Mennen agreed to infuse sufficient capital into the Company as may be necessary. In exchange for Mr. Mennen's commitment, the Company issued to him 50,000 Warrants exercisable at $2.00 per share (the "Class F Warrants"). Following the closing of the Series B Preferred sale, the Company redeemed one-half or $500,000 Stated Value of the existing Series A Preferred by paying the Purchasers an aggregate purchase price of $600,000. The Purchasers also agreed not to convert $350,000 of Stated Value of Series A Preferred until after March 31, 1999, and the Company retained the right to redeem $350,000 of Series A Preferred at a 20% premium (or for $420,000) at any time before or after March 31, 1999. The remaining $150,000 of Series A Preferred was converted into an aggregate of 387,554 shares of Common Stock (which sum included accrued dividends) in accordance with the terms of the Series A Preferred. As consideration for the delay in converting $350,000 of the Series A Preferred, the Company issued to the two Purchasers Class B Warrants to purchase an aggregate of 25,000 shares of Common Stock exercisable at approximately $.89 per share commencing in April 1999. The shares of Common Stock reserved for exercise of the Class B Warrants are not being offered for sale pursuant to this Prospectus.

         The Company has restructured substantially all of its $3,020,000 of Notes. With a portion of the proceeds from the Series B Preferred, the Company prepaid an aggregate of $745,000 principal amount of Notes for $496,617 resulting in savings of $248,383 in principal amount (not including future debt service costs). In connection with the discounting of these Notes, the Company issued to the noteholders Class C Warrants to purchase an aggregate of 248,383 shares of the Company's Common Stock exercisable over a five-year period at approximately $1.78 per share. The shares of Common Stock reserved for exercise of the Class C Warrants may be sold pursuant to this Prospectus. The Company entered into an agreement with the agent for the remaining noteholders, which modified the remaining Notes. The Company prepaid such noteholders an aggregate of $1,568,000 in principal amount of Notes (at the rate of $.70 per $1.00 of principal). These noteholders continue to hold Notes in the principal amount of $707,000. Additionally, the interest rate was reduced from 9% per annum to 5% per annum on the Notes and the conversion price reduced from $10 per share to $2 per share. As part of the Amendment to the Note Purchase Agreement, the remaining noteholders waived certain restrictive provisions including the requirement that the Company maintain a 1.5 to 1.0 debt to equity ratio which waiver continues through and including September 30, 1999 which is the conclusion of the Company's current fiscal year.

         The Company has also obtained a waiver from its principal lender, NationsCredit Commercial Funding ("NationsCredit"), of the of the financial covenant precluding the Company from having a loss of more than $2,000,000 in a fiscal year. In conjunction with such waiver, the Company paid NationsCredit a fee of $25,000 and agreed to collaterally assign a $250,000 certificate of deposit to NationsCredit.

Formation of Strategic Alliance with Flying J
         In November 1998, the Company entered into a strategic alliance with Flying J, a company engaged in various facets of highway-related products and services including the operation of large truck stops. Flying J agreed to purchase and market OSA-IIs in up to 100 of their truck stop service centers. The initial purchase order is for 10 OSA-IIs; the agreement covers a potential purchase of up to 100 OSA-IIs, payment of a per sample technology licensing fee, and joint development and marketing of product enhancements to assist in the further commercialization of the OSA-IIs within the truck stop industry. After receipt of the initial 10 OSA-IIs, Flying J may terminate the agreement without any liability. In addition to the purchase price of the OSA-II units, Flying J is obligated to pay the Company a per sample licensing fee which is reduced at such time as Flying J has 36 OSA-II units operating. In addition, in recognition of Flying J's efforts to assist the Company in commercializing the OSA-II within the truck stop industry, it will receive financial incentives subject in part to Flying J having at least 36 OSA-II units in operation. There can be no assurances that Flying J will decide to purchase any of the additional 90 OSA-IIs or that any further commercialization of the OSA-IIs within the truck stop industry will prove successful.

Other Matters

         As previously publicly reported, Mr. Stuart Landow, the Company's former Chairman of the Board, resigned as a director and as an employee effective June 30, 1998.

         Mr. William C. Willis, Jr., the Company's president and chief executive officer and new Chairman of the Board waived a bonus of $127,500 to which he was entitled under his employment agreement. In exchange for this waiver, in July 1998 the Company's Compensation Committee granted Mr. Willis 100,000 stock options exercisable at $.875 per share (then fair market value). The options vest incrementally over a three-year period and are exercisable over a 10-year term. Mr. Willis initiated this transaction as a result of the Company's efforts to conserve cash and his confidence in the Company.

New Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB")" issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted in fiscal years beginning after December 15, 1997. This statement establishes standards for the way public business enterprises report information about products, services, geographic areas and major customers. The Company will adopt SFAS No. 131 or for fiscal year ended September 30, 1999. The adoption of SFAS No. 131 will not have a material impact on its financial position or results of operations.


                          PRO FORMA CONDENSED FINANCIAL
                           INFORMATION OF THE COMPANY


       The following unaudited pro forma condensed financial statements were prepared to reflect the estimated effects of the potential sale of 100% of TSA for $10,000,000. The sale is structured to occur in three separate steps as follows: (i) The Company has received a $1,450,000 non-refundable deposit which gave the Buyer a minimum of a 14.5% equity interest in TSA ("Step 1"),(ii) the Second Payment of $2,050,000 was paid into escrow on July 30, 1998 and released to the Company ( became non-refundable ) on December 15, 1998 as a result of an affirmative shareholder approval which gave the Buyer an additional 5.5% of TSA Common Stock ("Step 2"), and (iii) the receipt of the remaining proceeds of $6,500,000 to complete the ultimate sale of 100% of TSA which must occur by March 31, 1999 ("Step 3").

         In the event that the Proposed Transaction fails to close for any reason, the Company intends to operate TSA and seek another purchaser for its Assets. For a discussion of the risks involved in this event, see "Risk Factors
- Failure of Proposed Transaction to Close".

         The following pro forma condensed financial statements also show the effect of the following transactions, which occurred in November and December 1998.

         1. The Company received proceeds from the sale of $3,500,000 of Series B Convertible stock ("Series B").

         2. Following the closing of the above Series B sale, the Company redeemed one-half or $500,000 of the existing Series A Convertible Preferred Stock ("Series A") and paid a $100,000 early redemption premium.

         3. The Company has restructured substantially all of its outstanding $3,020,000 Convertible Notes. With a portion of the proceeds from the Series B sale, the Company prepaid an aggregate of $745,000 face value of the Notes for $496,617 and the issuance of 248,383 10-year warrants at $1.00 above the fair market value of the Company's common stock. (Measured on the date the restricted debt term sheet was signed). In regard to the remaining $2,270,000 face value of the Notes, the holders have agreed to the following payments: (a) $1,568,000 on December 15, 1998 and (b) $707,000 on
              June 20, 2000.

       The redemption of one-half of the Series A, the Series B and the restructuring of the notes all include the issuance of the common stock warrants. The value of these warrants is approximately $286,000 and has not been included in the accompanying pro forma Statement of Operations as they are non-recurring in nature. The Company will record these charges during the first quarter of fiscal year 1999.

       Additionally, in connection with the issuance of the Series B Preferred Stock, the conversion feature calls for a 15% discount. The intrinsic value of the conversion feature of the Series B is approximately $618,000 and has not been recorded in the accompanying pro forma Statement of Operations as they are non-recurring in nature. The Company will amortize this charge in fiscal 1999 over the earliest conversion date of the Series B or November 1, 1999.

         The unaudited pro forma condensed balance sheet as of September 30, 1998 gives effect to the above transactions as if they had occurred on September 30, 1998. The unaudited pro forma condensed statements of operations for the years ended September 30, 1998 and 1997 and 1996 give effect to the pro forma transactions as if they had occurred as of October 1, the first day of the Company's respective fiscal year. Upon the sale of 100% of the TSA Assets (Step
3), this segment will be treated as a discontinued operation, as defined in Accounting Principals Board Opinion No. 30, accordingly the pro forma statements of income have been presented for all the same periods as the historical financial statements.


         The unaudited pro forma condensed financial statements were also prepared to show the effects of the use of the net proceeds from the sale to pay Nations and the Notes as described in the notes to the unaudited pro forma condensed financial statements.

         The unaudited pro forma condensed financial statements were prepared utilizing the accounting principles of the Company as outlined in its historical financial statements included in the Company's Form 10-K/A for the year ended September 30, 1998 and Form 10-K/A No. 3 for the year ended September 30, 1997, a copies of which are incorporated by reference herein. The pro forma adjustments are based upon available information and contain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed financial statements do not reflect the potential corporate overhead savings as a result of the sale of TSA.


                         TOP SOURCE TECHNOLOGIES, INC.
                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998




                                                                                   (Buyer Does Not
                                                                                    Purchase 100%
                                              Sale of $3,500,000                   of TSA Assets)
                                                of Series B                           Buyer Owns                       (Buyer Owns
                               Buyer Owns     Preferred Stock                       20% of TSA                         100% of TSA
                              14.5% of TSA    and Related            Adjustments    Common Stock      Adjustments         Assets)
                              Common Stock     Material            for Deposit for  Pro Forma        for 100% Sale      Pro Forma
ASSETS                         Historical     Transactions           20% of TSA        Total            of TSA            Total
                            -------------   -------------------    ----------------------------------------------------------------
Current Assets:
  Cash and cash equivalents     $488,899 (a)     $3,500,000 (d)      $2,050,000 (h)  $3,374,282     $6,500,000 (k)      $8,067,350
                                                   (600,000)(e)                                     (1,806,932)(l)
                                                   (496,617)(f)
                                                 (1,568,000)(g)
  Accounts receivable, net     1,656,317                  -                   -       1,656,317     (1,599,456)(k)          56,861
  Advances to officer                  -                  -                   -               -              -                   -
  Inventories                  1,489,840                  -                   -       1,489,840       (349,320)(k)       1,140,520
  Prepaid expenses and
    other current assets         346,831                  -                   -         346,831       (101,174)(k)         245,657
                            -------------------------------------------------------------------------------------------------------
Total current assets           3,981,887            835,383           2,050,000       6,867,270      2,643,118           9,510,388
Property and equipment-net       786,438                  -                   -         786,438       (234,960)(k)         551,478
Manufacturing & distribution
   rights & patents-net          271,502                  -                   -         271,502       (147,876)(k)         123,626
Capitalized database, net      2,073,194                  -                   -       2,073,194              -           2,073,194
Notes receivable from officers    26,260                  -                   -          26,260              -              26,260
Other assets, net                133,814                  -                   -         133,814              -             133,814
                            -------------------------------------------------------------------------------------------------------
TOTAL ASSETS                  $7,273,095           $835,383          $2,050,000     $10,158,478     $2,260,282         $12,418,760
                            =======================================================================================================
LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit              $1,318,835                  -                   -      $1,318,835    ($1,318,835)(l)               -
  Accounts payable               842,903                  -                   -         842,903       (245,596)(k)         597,307
  Accrued liabilities            840,705                  -              65,597 (i)     906,302       (107,641)(k,l)       798,661

                            -------------------------------------------------------------------------------------------------------
Total current liabilities      3,002,443                  -              65,597       3,068,040     (1,672,072)          1,395,968
  Senior convertible notes     3,020,000         (2,313,000)(f,g)             -         707,000                            707,000
  Other liabilities              429,524                                                429,524                            429,524

                            -------------------------------------------------------------------------------------------------------
Total liabilities              6,451,967         (2,313,000)             65,597       4,204,564     (1,672,072)          2,532,492
Minority interest                364,157 (b)                            459,959 (j)     824,116       (824,116)(k)               -
Stockholders' equity             456,971 (c)      3,500,000 (d)       1,524,444 (j)   5,129,798      4,756,470 (k)       9,886,268
TOTAL LIABILITIES AND                              (351,617)(e,f)
                            -------------------------------------------------------------------------------------------------------

 STOCKHOLDERS' EQUITY         $7,273,095           $835,383          $2,050,000     $10,158,478        $2,260,282      $12,418,760
                            =======================================================================================================

See notes to unaudited pro forma condensed financial statements.



                         TOP SOURCE TECHNOLOGIES, INC.
                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998




                                                                                  (Buyer Does Not
                                                                                   Purchase 100%
                                                Sale of $3,500,000                 of TSA Assets)
                                                of Series B          Record          Buyer Owns                       (Buyer Owns
                                                 Preferred Stock    Minority         20% of TSA                       100% of TSA
                                                and Related       Interest in       Common Stock     Adjustments        Assets)
                                                  Material           Income          Pro Forma     for 100% Sale       Pro Forma
                                 Historical       Transactions       of TSA            Total          of TSA             Total
                                ---------------------------------------------------------------------------------------------------
Net sales                        $11,207,858                                 -       $11,207,858  ($10,815,205)  (p)     $392,653

Cost of sales                      8,026,490                                 -         8,026,490    (7,417,402)  (p)      609,088

Selling, general and
  administrative expenses          9,035,394                                 -         9,035,394    (2,326,146)  (p)    7,809,248
                                                                                                     1,100,000   (q)
                                ---------------------------------------------------------------------------------------------------
Loss from operations              (5,854,026)              -                 -        (5,854,026)   (2,171,657)        (8,025,683)

Interest expense,  other
  income (expense) net               422,085         208,170 (m)      (962,760)  (o)    (332,505)       25,769   (p)          (39)
                                                                                                       306,697   (m)
Minority interest in
  income of TSA                      (38,820)                         (378,613)  (o)    (417,433)      417,433   (p)            -

                                ---------------------------------------------------------------------------------------------------
Loss before income taxes
  and minority interest           (5,470,761)        208,170        (1,341,373)       (6,603,964)   (1,421,758)        (8,025,722)

Income tax expense                   (58,801)                                -           (58,801)       58,726   (p)          (75)
Loss from continuing
                                ---------------------------------------------------------------------------------------------------
  operations                      (5,529,562)        208,170        (1,341,373)       (6,662,765)   (1,363,032)        (8,025,797)

Dividends on preferred stock         (20,034)       (315,000)(n)             -          (335,034)                        (335,034)
Loss from available to
                                ===================================================================================================
  common shareholders            ($5,549,596)      ($106,830)      ($1,341,373)      ($6,997,799)  ($1,363,032)        ($8,360,831)
                                ===================================================================================================
Loss from available to common share:
  Basic                                  ($0.20)                                                                            ($0.30)
                                ================                                                                    ===============
  Diluted                                ($0.20)                                                                            ($0.30)
                                ================                                                                    ===============
Weighted average
 common shares
  Outstanding:
  Basic                           28,242,005                                                                             28,242,005
                                =============                                                                       ===============
  Diluted                         28,242,005                                                                             28,242,005
                                =============                                                                       ===============

See notes to unaudited pro forma condensed financial statements.


TOP SOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 1997




                                                                                    (Buyer Does Not
                                                                                     Purchase 100%
                                                Sale of $3,500,000                   of TSA Assets)
                                                  of Series B          Record         Buyer Owns                       (Buyer Owns
                                                   Preferred Stock    Minority        20% of TSA                       100% of TSA
                                                  and Related       Interest in      Common Stock     Adjustments         Assets)
                                                    Material           Income         Pro Forma     for 100% Sale        Pro Forma
                                 Historical        Transactions       of TSA           Total          of TSA              Total
                                ---------------------------------------------------------------------------------------------------
Net sales                        $16,984,123                                   -      $16,984,123  ($16,580,270)  (p)     $403,853

Cost of sales                     11,304,708                                   -       11,304,708   (11,197,664)  (p)      107,044

Selling, general and
  administrative expenses          8,277,875                                   -        8,277,875    (2,291,445)  (p)    7,086,430
                                                                                                      1,100,000   (q)
                                ---------------------------------------------------------------------------------------------------
Loss from operations              (2,598,460)                -                 -       (2,598,460)   (4,191,161)        (6,789,621)

Interest expense,  other
  income (expense) net              (223,597)          208,170 (m)                        (15,427)        5,595   (p)       86,953
                                                                                                         96,785   (m)
Minority interest in
  income of TSA                            -                            (790,498) (o)    (790,498)      790,498   (p)            -

                                ---------------------------------------------------------------------------------------------------
Loss before income taxes
  and minority interest           (2,822,057)          208,170          (790,498)      (3,404,385)   (3,298,283)        (6,702,668)

Income tax expense                  (482,000)                                  -         (482,000)      124,000   (p)     (358,000)
Loss from continuing
                                ---------------------------------------------------------------------------------------------------
  operations                      (3,304,057)          208,170          (790,498)      (3,886,385)   (3,174,283)        (7,060,668)

Dividends on preferred stock                          (315,000)(n)                       (315,000)                        (315,000)
Loss from available to
                                ===================================================================================================
  common shareholders            ($3,304,057)        ($106,830)        ($790,498)     ($4,201,385)  ($3,174,283)       ($7,375,668)
                                ===================================================================================================
Loss from available to
 common share:                                                                                                              ($0.26)
                                                                                                                    ===============
  Basic                                  ($0.12)                                                                            ($0.26)
                                ================                                                                    ===============
  Diluted                                ($0.12)
                                ================
Weighted average
 common shares
  Outstanding:
  Basic                           28,065,563                                                                         28,065,563
                                =============                                                                       ===============
  Diluted                         28,065,563                                                                         28,065,563
                                =============                                                                       ===============

See notes to unaudited pro forma condensed financial statements.


                          TOP SOURCE TECHNOLOGIES, INC.
                          UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                                                                       (iii) Proposed
                                                                                       Transaction is
                                                                                       Approved and
                                                                                        Buyer Owns
                                                                                        100% of TSA
                                                                      Adjustments          Assets)
                                                                     for 100% Sale       Pro Forma
                                                  Historical          of TSA               Total
                                                 -----------------------------------------------------

Net sales                                          $16,146,524       (16,102,523)(p)          $44,001

Cost of sales                                       10,776,203       (10,749,431)(p)           26,772

Selling, general and administrative expenses         8,426,540        (2,259,258)(p)        7,267,282
                                                                       1,100,000 (q)
                                                 --------------------------------
                                                                                      ----------------

Loss from operations                                (3,056,219)       (4,193,834)          (7,250,053)

Interest expense, other income (expense) net          (232,267)          (45,460)(p)         (277,727)

                                                 --------------------------------     ----------------
Loss before income taxes                            (3,288,486)       (4,239,294)          (7,527,780)

Income tax expense                                  (1,543,300)          175,000 (p)       (1,368,300)

                                                 =====================================================
Loss from continuing operations                    ($4,831,786)      ($4,064,294)         ($8,896,080)
                                                 =====================================================

Loss from continuing operations per common share:
  Basic                                                    ($0.17)                                ($0.32)
                                                 ==============                       ================
  Diluted                                                  ($0.17)                                ($0.32)
                                                 ==============                       ================

Weighted average common shares Outstanding:
  Basic                                             28,027,959                             28,027,959
                                                 ==============                       ================
  Diluted                                           28,027,959                             28,027,959
                                                 ==============                       ================

See notes to unaudited pro forma condensed financial statements.

Notes to Unaudited Pro Forma Balance Sheet and Consolidated Statements of Operations

(a)      Includes the receipt of a $1,450,000 non-refundable deposit.
(b)      Includes the recording of a 14.5% minority interest in TSA.
(c) Includes the gain on 14.5% of the equity in TSA of $962,760. This gain is not included on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for all periods presented since it is a non-recurring item.

(d) Represents the proceeds from the issuance of $3,500,000 of Series B Convertible Preferred stock in November 1998.

(e) To record the redemption of $500,000 or 50% of the outstanding Preferred Stock Series A and $100,000 in redemption premiums. The redemption premium has not been included in the accompanying September 30, 1998 Statement of Operations as it is non-recurring in nature. The $100,000 redemption has been reflected as a reduction in equity in the September 30, 1998 Pro Forma Balance Sheet.

(f) To record the repayment of $745,000 face value of notes at a discount. The discount has not been reflected in the accompanying September 30, 1998 Statement of Operations as a portion of the this discount is an extraordinary gain and a portion is a non-recurring charge related to the issuance of 248,383 warrants, both of which are non-recurring in nature. The entire discount increases shareholder' equity by $248,383 and is reflected accordingly in the September 30, 1998 Pro Forma Balance Sheet.

(g) Represents the repayment of $1,568,000 principal on the $3,020,000 Senior Subordinated Convertible Notes.

(h) Represents the receipt of the additional deposit of $2,050,000 on Step 2 of the sale of TSA, which was released, from escrow to the Company on December 15, 1998 as a result of the affirmative shareholder approval.

(i) Represents the additional 5.5% of the estimated accrued liabilities relating to the costs of the transaction in the amount of $65,597.

(j)      Represents  the  additional  5.5% of the gain on the TSA sale (see Note
         (c) above) and the recording of the additional 5.5% minority interest.

(k) The Company is selling 100% of the Assets of TSA and substantially all of the liabilities of TSA. This adjustment represents the receipt of the remaining proceeds for Step 3 of the sale of TSA, the elimination of the minority interest and the elimination of the respective TSA Assets, liabilities and equity. The total amount of the gain on the sale of 100% of TSA's Assets is approximately $7,100,000 of which $4,619,093 is included herein and the remaining gain is included in notes ( c) and ( f) above. This gain is reflected in stockholders equity, but not in the pro forma statements of operations.

(l) Represents the repayment of the Nations Credit Facility with the proceeds from the TSA sale, and payment of $488,097 of estimated legal, accounting and investment banking fees and taxes for the sale of TSA. The $488,097 in fees and taxes is included in accrued liabilities and will be paid with the proceeds from the sale.

(m) Represents the reduction in interest expense resulting from the repayment of a portion of debt as discussed in Notes (f), (g) and (l) above

(n)      To record a 9% dividend on Series B Preferred Stock.

(o) To record the 14.5% (for the entire fiscal year) and 5.5% minority interest in TSA and to eliminate a non-recurring item, which is 14.5% of the gain on the sale of TSA, $962,760.

(p) Represents the elimination of the minority interest and the respective TSA results of operations.

(q) Represents the add back of corporate expenses that the Company believes it will not save as a result of the sale of TSA.

                              SELLING STOCKHOLDERS

Table of Selling Stockholders

         The following table sets forth information furnished by the Selling Stockholders, with respect to the number of shares of the Company's Common Stock, including the shares of Common Stock underlying the Warrants owned by each Selling Stockholder on the date of this Prospectus, the shares offered hereby, and the number and percentage of outstanding shares to be owned by each Selling Stockholder after the offering. No Selling Stockholder has held any position, office, or had a material relationship with the Company within the past three years. The beneficial owners of Excalibur Limited Partnership,
Gundyco in Trust for RRSP 550-98866-19, H & H Securities Limited and Intercontinental Holding Company, Ltd. and San Rafael Consulting Group are
William S. Hechter, Esq., Mark Schoom, William S. Hechter, Esq., and Gerry Alexander respectfully. For further information on the Series A Preferred and Warrants, See "Description of Series A Preferred and Warrants".

                                                                                                   Percentage
                                               Ownership           Securities         Ownership       Owned
Selling                                        Prior to              Being             After          After
Stockholder                                    Offering             Offered           Offering       Offering

Excalibur Limited Partnership                  341,579(1),(2)         341,579           ____           ___

Gundyco in Trust for RRSP
  550-98866-19                                 198,891(3),(4)         198,891           ____           ___

H & H Securities Limited                         8,200(5)               8,200           ____           ___

Intercontinental Holding
Company, Ltd                                     8,400(6)               8,400           ____           ___

San Rafael Consulting Group                      8,400(7)               8,400           ____           ___

Certain Former Noteholders                     248,383(8)             248,383           ____           ___


        (1) Includes 289,079 shares obtained upon conversion of Series A Preferred and as dividends and underlying Class A Warrants.

        (2) Does not include up to 959,000 shares of Common Stock obtainable upon conversion of remaining 245,000 of Series A Preferred and as possible future dividends after March 31, 1999. Also does not include 78,750 shares underlying Class A Warrants and 17,500 shares underlying Series B Warrants. These shares have been registered but are not offered for sale by this Prospectus.

        (3) Includes 123,891 shares obtained upon conversion of Series A Preferred and as dividends and underlying Class A Warrants.

        (4) Does not include up to 411,000 shares of Common Stock obtainable upon conversion of remaining 105,000 of Series A Preferred and as possible future dividends after March 31, 1999. Also does not include 67,500 shares underlying Class A Warrants and 7,500 shares underlying Class B Warrants. These shares have been registered but are not offered for sale by this Prospectus.

        (5) Represents 8,200 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus. Does not include 12,300 shares underlying Class A Warrants which are not currently exercisable.

        (6) Represents 8,400 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus. Does not include 12,600 shares underlying Class A Warrants which are not currently exercisable.

        (7) Represents 8,400 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus. Does not include 12,600 shares underlying Class A Warrants which are not currently exercisable.

        (8) Represents 248,383 shares of Common Stock underlying Class C Warrants held by former holders of $745,000 in principal of Notes. The Company redeemed their Notes in December 1998 for $496,617 and issued one Class D Warrant for each dollar of principal cancelled. The identity of the former noteholders has been withheld in accordance with the policy of the Commission's staff.


                 DESCRIPTION OF SERIES A PREFERRED AND WARRANTS

        In May 1998, the Company sold the two Purchasers 1,000 shares of Series A Preferred for $1,000,000. The shares of Series A Preferred are convertible into Common Stock as described below, pay an annual dividend of 5% in cash or Common Stock of the Company as described below, contain a liquidation preference equal to the Stated Value together with accrued dividends, are redeemable by the Company under certain circumstances as described below and contain no voting rights except as otherwise required by law.


        The Company also issued $3,500,000 of Series B Preferred to two Trusts in which Mr. G. Jeff Mennen, a director of the Company, is either co-trustee or sole trustee and the beneficiaries are members of Mr. Mennen's immediate family. For the details concerning the terms of the Series B Preferred, see "Recent Developments".

         The Company may redeem the Series A Preferred prior to conversion by paying the holders 120% of the Stated Value per share plus accrued dividends. As described above, in December 1998, the Company redeemed $500,000 of Series A Preferred by paying the Purchasers $600,000, they agreed not to convert $350,000 of Series A Preferred until March 31, 1999 and they converted $150,000 of Series A Preferred. Upon conversion, the Purchasers received 387,554 shares of Common Stock which also included dividends accrued through March 31, 1999. See "Recent Developments". The Series A Preferred may be converted into a number of shares of Common Stock equal to the Stated Value divided by the conversion price which is equal to the lesser of (i) $1.10 per share of Common Stock, or (ii) 80% of the average closing bid price. The Series A Preferred automatically converts into Common Stock two years after issuance (in May 2000) at the lesser of (i) $1.10 per share, or (ii) 80% of the average closing bid price.

        The Series A Preferred pays an annual dividend of 5% at the option of the Company payable in cash or shares of Common Stock. The Company has paid Common Stock through March 31, 1999 because it is prohibited from paying cash dividends under the terms of an agreement with its principal lender. The Series A Preferred provides the holders with a per share liquidation preference equal to the Stated Value.

        This Prospectus covers the public sale of the shares of Common Stock underlying presently exercisable Class A Warrants and the Class C Warrants. Those shares of Common Stock underlying those Class A Warrants which are not presently exercisable and underlying the Class B Warrants will be offered for sale by a Supplement to this Prospectus. The Company is not obligated to and does not intend to file a registration statement covering the public sale of shares of Common Stock underlying the Class D and Class E Warrants issued to and potentially issuable to the Mennen Trusts and the Class F Warrants held by Mr. Mennen until on or about November 30, 1999.

The terms of the various classes of Warrants are described below:

Series of Warrants                  Number of Warrants                Exercise Price            Expiration Date

        A(1)                                250,000                        $1.10                   5/7/2001
---------   -----------------------------------------------------------------------------------------------
        B(2)                                 25,000                        $ .89                  11/16/2003
------------------------------------------------------------------------------------------------------------
          C                                 248,383                        $1.78                  12/29/2003
------------------------------------------------------------------------------------------------------------
          D                                 350,000                        $1.93                  11/17/2008
------------------------------------------------------------------------------------------------------------
        E(3)                                 50,000                        (4)                    05/01/2009
------------------------------------------------------------------------------------------------------------
          F                                  50,000                       $2.00                   01/13/2003
------------------------------------------------------------------------------------------------------------

---------------------------------------
        (1) A total of 100,000 are currently exercisable and the remaining Class A Warrants are exercisable in increments of 50,000.shares commencing 90, 150 and 210 days after the date of this Prospectus.

        (2)  May not be exercised until May 17, 1999.

        (3) Only issuable if the Series B Preferred is still outstanding on May 1, 1999.

        (4) If issued, the Warrants shall be exercisable at a price of $.50 per share above the closing price of the Company's Common Stock on April 30, 1999.


                              PLAN OF DISTRIBUTION

        All of the shares of Common Stock are offered for sale by the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $555,122 in connection with the exercise of up to 100,000 Class A and 248,383 Class C Warrants, the underlying shares of Common Stock of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes.

        The Company has been advised by the Selling Stockholders that the shares of Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange, or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.


                                  LEGAL MATTERS

        The legality of the securities to be offered hereby will be passed upon for the Company by Michael Harris, P.A., 1645 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401. Attorneys employed by that law firm are the beneficial owners of 31,000 shares of Common Stock.


                                     EXPERTS

        The financial statements and schedules of Top Source Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting in giving said report.

================================
     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.




                   TABLE OF CONTENTS

                                                 Page
Available Information.......................     __

Documents Incorporated by
 Reference..................................     __

Risk Factors................................     __

Recent Developments.........................     __

Pro Forma Condensed Financial
  Information of the Company................     __

Selling Stockholders........................     __

Description of Preferred
  Stock and Warrants........................     __

Plan of Distribution........................     __

Legal Matters...............................     __

Experts.....................................     __











================================

================================


             TOP SOURCE TECHNOLOGIES, INC.



                     760,937 Shares


                          of


                     Common Stock







                   ----------------

                      Prospectus
                   ----------------





                               , 1999








================================

                                               PART II
                                  INFORMATION NOT REQUIRED IN Prospectus


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the Commission registration fee. Such expenses will be paid by the Company. None of these expenses will be paid by the Selling Stockholders.

    Registration fee .......................................     $ 1,245.52
    Printing expenses.......................................     $   100.00
    Accounting fees and expenses............................     $10,000.00
    Legal fees and expenses (other than Blue Sky)...........     $20,000.00
    Blue Sky fees and expenses..............................     $      .00
    Miscellaneous...........................................     $   654.48
                                                                ------------

               Total.......................................      $32,000.00
                                                                ============

Item 15. Indemnification of Directors and Officers.

         The Company's amended and restated certificate of incorporation provides that the Company shall indemnify its current and former officers and directors against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made parties by reason of their being or having been a director or officer of the Company, or at its request, of any other corporation which it is a stockholder or creditor and from which such officers and directors are not entitled to be indemnified by (whether or not they continue to be directors or officers at the time of imposing or incurring such expense), except in respect of matters as to which they shall be finally adjudged in such action, suit or proceeding liable for negligence or misconduct. In the event of settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the persons to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which such persons may be entitled.

         In addition, the Company has entered into indemnification agreements with its executive officers and directors. These agreements provide that the Company shall indemnify its executive officers and directors, if by reason of their corporate status, they are or are threatened to be made parties to any third-party proceedings, to the fullest extent provided by Delaware law. The agreements provide for indemnification against expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein if (i) they acted in good faith; (ii) they reasonably believed in the case of conduct in their official capacity with the Company that their conduct was in the Company's best interests or in all other cases, that their conduct was at least not opposed to the Company's best interests; (iii) with respect to any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and (iv) with respect to an employee benefit plan they reasonably believed their conduct to be in the best interests of the participants and/or beneficiaries of the plan. The indemnification agreements also provide indemnification in direct and derivative actions provided such officers or directors acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the Company. Such officers or directors are not entitled to indemnification in connection with any proceeding charging improper personal benefits to such officers or directors, whether or not involving action in their official capacity, in which they were judged liable on the basis that personal benefit was improperly received by them.


         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 16. Exhibits.

4.                Form of Common Stock Certificate*

4.1 Amendment to Second Certificate of Designation of Rights and Preferences****

4.2               Form of Class A Warrants**

4.3               Form of Private Securities Subscription Agreement**

4.4               Asset Purchase Agreement***

4.5               Amendment to Asset Purchase Agreement****

Form of Class C Warrants

Amendment to Note Purchase Agreement*****

Amendment to Series A Preferred Stock Agreement *****

Form of Stock Purchase Agreement (Series B Preferred)*****

Amendment to Loan and Security Agreement*****

Third Certificate of Designation *****

5.                Opinion of Michael Harris, P.A.

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A.******

*                 Contained in Registration Statement on Form 8-A filed
                  March 12, 1992.

** Contained in Form 10-Q for the period ended March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

*** Contained in the Form 10-Q for the period ended June 30, 1998 filed on August 19, 1998 (Item 6, Exhibit 10.1).

****              Contained in Proxy Statement dated November 6, 1998
                  (Appendix 1A)

*****             Contained in Form 10-K/A No. 1 for the year ended
                  September 30, 1998

******            Contained in Opinion of Michael Harris, P.A.


Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                   (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (6)      Insofar as indemnification for liabilities arising under
                  the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of
                  expenses incurred      or paid by a director,  officer or
                  controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to
                  a  court  of   appropriate   jurisdiction   the   question
                  whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act or 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 29th day of January, 1999.


                           TOP SOURCE TECHNOLOGIES, INC.

                       By:    /s/    William    C.     Willis, Jr.
                              William C. Willis, Jr.
                             (Chairman, President and Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name                                          Title                                Date


/s/ William C. Willis, Jr.                     Director                         January 29, 1999
--------------------------
William C. Willis, Jr.


/s/ David Natan                         Vice President and CFO                  January 29, 1999
--------------------------
David Natan                           (Principal Financial and
                                  Accounting Officer) and Director


/s/ Ronald Burd                                Director                         January 29, 1999
-------------------------
Ronald Burd


/s/ G. Jeff Mennen                             Director                         January 29, 1999
--------------------------
G. Jeff Mennen


/s/ L. Kerry Vickar                            Director                         January 29, 1999
--------------------------
L. Kerry Vickar

                                                    EXHIBIT INDEX


Exhibit No.

4.                Form of Common Stock Certificate*

4.1               Amendment to Second Certificate of Designation of Rights and
                  Preferences****

4.2               Form of Class A Warrants**

4.3               Form of Private Securities Subscription Agreement**

4.4               Asset Purchase Agreement***

4.5               Amendment to Asset Purchase Agreement****

4.6               Form of Class C Warrants

4.7               Amendment to Note Purchase Agreement*****

4.8               Amendment to Class A Preferred Stock Agreement*****

4.9               Form of Stock Purchase Agreement (Series B Preferred)*****

4.10              Amendment to Loan and Security Agreement

4.11              Third Certificate of Designation*****

5.                Opinion of Michael Harris, P.A.*****

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A.******


*                 Contained in Registration Statement on Form 8-A filed
                  March 12, 1992.

** Contained in Form 10-Q for the period ended March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

** Contained in the Form 10-Q for the period ended June 30, 1998 filed on August 19, 1998 (Item 6, Exhibit 10.1)

****              Contained in Proxy Statement dated November 6, 1998
                  Appendix 1A)

*****             Contained in Form 10-K/A No. 1 for the year ended
                  September 30, 1998

******            Contained in Opinion of Michael Harris, P.A.